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                                                                   EXHIBIT 10.19



                                   AGREEMENT


     This Agreement dated as of November 1, 1999 is by and between UnumProvident Corporation, a Delaware corporation and its predecessors (the "Company"), and James F. Orr III (the "Executive").

     WHEREAS, the Company (as successor-in-interest to Unum Corporation and Provident Companies, Inc.) and the Executive have previously executed an amended and restated Employment Agreement dated as of May 25, 1999 (the "Employment Agreement") providing for the compensation, benefits and terms and conditions of the Executive's employment with the Company; and

     WHEREAS, it has been mutually agreed that Executive's employment with the Company will cease on November 1, 1999, and the Executive and the Company agree that such termination shall be treated as a termination pursuant to Section 5(a) of the Employment Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1 The terms of the Employment Agreement shall be followed in all respects, except as such terms are modified herein. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

     2 Subject to the Company's satisfaction of its obligations under this Agreement, the Executive agrees to release the Company from all compensation and benefit related claims arising during his employment with the Company that are not provided for in the Employment Agreement, as modified by this Agreement.

     3 The Executive and the Company each agrees that Executive's last day of employment with the Company will be November 1, 1999 (which shall be the "Date of Termination" for purposes of Section 4(e) of the Employment Agreement without the need to provide "Notice of Termination" under
        Section 4(d) of the Employment Agreement), and Executive and Company each agrees that

        a. Executive will continue to receive his current Annual Base Salary through November 1, 1999, and payment therefor will be paid on normal payroll dates as a part of customary Company practice;

        b. In full settlement of the provisions of Section 5(a)(i)A of the Employment Agreement concerning payment of a lump sum within thirty days after the

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            Date of Termination, the Company shall pay Executive nine million dollars ($9,000,000) in cash according to the following schedule:
            (1) $6,000,000 to be paid on March 31, 2000; (2) the remaining $3,000,000 to be paid in four equal installments of $750,000 on each of July 3, 2000, October 2, 2000, January 2, 2001 and April 2, 2001;

        c. Executive will not receive any payment of a partial bonus for 1999 as provided for in Section 5(a) (i)B(y) of the Employment Agreement;

        d.  In full satisfaction of (1) the Retirement Benefit specified in
            Section 3(b)(v) of the Employment Agreement, (2) all benefits accrued under all nonqualified defined benefit retirement plans maintained by the Company and (3) the provisions of Section 5(a)(i)C of the Employment Agreement (concerning payment in a lump sum thirty days after the Date of Termination of the actuarial present value of the Retirement Benefit), the Company shall pay Executive on March 31, 2000 an amount in cash equal to eleven million four hundred and forty-four thousand seven hundred and eighty-six dollars ($11,444,786). The Executive's accrued benefit under the Company's tax-qualified defined benefit plan will be paid in accordance with the elections available under such tax-qualified defined benefit plan; and

        e. Executive and his spouse shall receive the medical and dental benefits provided in Section 5(a) (ii) of the Employment Agreement, including the limitation that premium payments for such coverage shall not exceed in the aggregate one million dollars ($1,000,000).

     4 As to the incentive awards provided for in Section 3(b)(iii) of the Employment Agreement, the Company and Executive agree as follows:

        a. The issuance to Executive of 250,000 shares of the Company's common stock as Restricted Stock immediately after the Effective Date of the Merger is forfeited; and

        b. The terms of the grant to Executive of options to purchase 500,000 shares of the Company's common stock at $55.1799 per share (the market price specified under the Stock Option Plan on June 30,1999) for a term of ten years from the date of grant are as set forth in the Non-Qualified Stock Option Agreement attached hereto as Exhibit A; provided, that such options shall be fully vested and immediately
               --------
            exercisable as of November 1, 1999, and shall remain exercisable for the remainder of the term of the grant; provided, further, that this
                                                    --------  -------
            Agreement shall be considered incorporated into and form a part of the Employment Agreement for purposes of such Non-Qualified Stock Option Agreement.

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     5  Company and Executive agree that as of November 1, 1999 there are no other amounts or benefits due Executive through such date or thereafter from or under any other plan, program, policy or agreement of the Company as contemplated in Section 5(a)(iv) of the Employment Agreement that have not been paid, except as set forth on Exhibit B hereto.

     6 For the avoidance of doubt, the Company acknowledges its obligations to pay any gross-up amount required by Section 8 of the Employment Agreement.

     7 Executive agrees to resign as a member of the Company's Board of Directors, as Chairman of the Board of Directors and as Chairman of the Executive Committee of the Board of Directors effective November 1, 1999 pursuant to the letter attached hereto as Exhibit C and such letter of resignation is hereby accepted effective on such date.

     8 Company shall continue to provide Executive with staff support through December 31, 1999 and with membership privileges and usage consistent with past practice in the Cumberland Club in Portland, Maine through December 31, 1999.

     9 Company shall pay Executive's reasonable attorneys fees and expenses incurred in connection with the negotiation and execution of this Agreement.


IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.


                                        EXECUTIVE


                                        --------------------------
                                        James F. Orr III




                                        UnumProvident Corporation



                                        By:
                                           -----------------------


                                        --------------------------
                                        Secretary

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                                   EXHIBIT A



                             STOCK OPTION AGREEMENT

                                       4
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                                   EXHIBIT B



                     AMOUNTS DUE UNDER OTHER COMPANY PLANS



1. $3,491,000 payable to Executive under deferred compensation arrangements with the Company as of October 31, 1999 and including credited interest through December 31, 1999 will be paid on January 3, 2000.

2. On March 31, 2000, (a) the amount of $348,000, representing the scheduled payment due from Executive pursuant to the terms of the Collateral Assignment Split-Dollar Agreement and Release, dated December 20, 1995, by and among the Company, the Executive and the Executive's spouse and the Collateral Assignment, dated December 20, 1995, by and between the same parties (collectively, the "Insurance Agreements") will be waived in accordance with Section 3(b)(v) of the Employment Agreement and the Company acknowledges its obligation under such section to gross up the amount forgiven for applicable federal, state and local taxes which are estimated to total approximately $341,791 and (b) the Company shall release any claims under the Insurance Agreements and the Policy (as defined in the Insurance Agreements).

3. Amounts due under any tax-qualified retirement plan in which Executive has accrued but unpaid benefits.

4. $10,000 retiree life insurance policy (provided by the Company at no cost to the Executive).

5. Ability to convert Executive's group life insurance coverage obtained by the Company to an individual policy with all future premiums to be paid by Executive.

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                                   EXHIBIT C


                            [LETTER OF RESIGNATION]



                                        November 1, 1999



To:  Board of Directors
     UnumProvident Corporation



      By this letter I am resigning as a member of the Board of Directors of UnumProvident Corporation and all positions I currently hold on the Board of Directors or with committees thereof effective November 1, 1999.



                                        Sincerely,


                                        -----------------------------
                                        James F. Orr III


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